UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2012

 Feel Golf Co., Inc.
 (Exact name of Registrant as specified in its charter)

California	000-26777	77-0532590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Central Park Drive Sanford, FL 32771
(Address of principal executive offices)

(321) 397-2072
(Registrant’s telephone number, including area code)

107 Commerce Way Sanford, FL 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Election of Directors;.

Election of Directors

On December 6, 2012, Lee Miller, Chairman of the Board of Directors approved the appointment of David R. Wells to the Board of Directors.  On December 6, 2012, Mr. Wells accepted the appointment and agreed to serve on our Board of Directors

David R. Wells is the founder of StoryCorp Consulting. His company’s charter is to provide business and financial services to growing, small cap public companies.  StoryCorp Consulting provides services to a variety of clients.  David is also the President and CFO of Sionix Corporation (OTCBB: SINX), a water management and treatment company.

He has held several CFO and similar positions with both public and privately held companies. He was the Chief Financial Officer of Voyant International Corporation (OTCBB: VOYT), a publicly traded technology company.  In that position, he was responsible for strategy and financial operations. Prior to joining Voyant he served as VP Finance for PowerHouse Technologies Group, Inc. (now Migo Software, Inc.). He has served in numerous other companies as either a consultant or an employee - including, BroadStream, Inc., Hollywood Stock Exchange (HSX.com), and Cord Blood America, Inc. (OTCBB: CBAI).

David possesses nearly 30 years experience in finance, operations and administrative positions. While mainly focused on technology companies, he has also worked in water treatment, supply-chain management, manufacturing and the professional services industry.  He has been involved in several charitable organizations - including The Leukemia Foundation (Team in Training) and was recently on the Board of Directors of Associated Services for International Adoption (ASIA). David earned a BA in Finance and Entrepreneurship from Seattle Pacific University and holds an MBA from Pepperdine University. He lives in Santa Monica with his wife Suzanne and his daughter Violet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feel Golf Co., Inc.

Date: December 6, 2012	By:	/s/ Lee Miller
Lee Miller
Chief Executive Officer